Exhibit 5.1

300 North LaSalle Chicago, IL 60654 United States +1 312 862 2000 www.kirkland.com	Facsimile: +1 312 862 2200

March 22, 2022

Ryan Specialty Group Holdings, Inc.

Two Prudential Plaza

180 N. Stetson Avenue, Suite 4600

Chicago, IL 60601

Re:	Registration Statement on Form S-8 Relating to the Retirement Savings Plan

Ladies and Gentlemen:

We are acting as special counsel to Ryan Specialty Group Holdings, Inc., a Delaware corporation (the “Company”), in connection with the proposed registration by the Company of up to 1,000,000 shares of its Class A common stock (the “Shares”), par value $0.001 (“Class A Common Stock”) per share under the Ryan Specialty Group Retirement Savings Plan (the “Plan”), pursuant to the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on March 22, 2022 (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The Plan is a qualified profit sharing plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), that contains a qualified cash or deferred arrangement under Section 401(k) of the Code.

In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the organizational documents of the Company, including the Amended and Restated Certificate of Incorporation, (ii) minutes and records of the corporate proceedings of the Company, (iii) the Plan and (iv) the Registration Statement and the exhibits thereto.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have

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March 22, 2022

assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement related to the Shares becomes effective under the Act, (ii) when the Shares have been duly issued in accordance with the terms of the Plan, (iii) when the Shares are duly countersigned by the Company’s registrar and (iv) upon receipt by the Company of the consideration to be paid therefor, the Shares will be validly issued, fully paid and nonassessable.

Our opinions expressed above are subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Interests of Named Experts and Counsel” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as the date hereof. We assume no obligation to revise or supplement this opinion after the date of effectiveness should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof. This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

Sincerely,

/s/ KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS LLP